UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2007

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Federally Chartered Corporation	000-51404	35-6001443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 Woodfield Crossing Blvd.

Indianapolis IN 46240

(Address of Principal Executive Offices, including Zip Code)

(317) 465-0200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Election of Directors

The Federal Home Loan Bank of Indianapolis announced today the certified results of the election of directors to the Board for terms beginning January 1, 2008 and ending December 31, 2010.

Charles Crow, an incumbent director, was re-elected to the open seat representing the State of Indiana, with 910,302 shares voted in his favor. The other candidate was John Ditmars who had 217,419 shares voted in his favor.

Timothy P. Gaylord, an incumbent, was re-elected to one of the open seats in the Sate of Michigan with 1,075,630 shares voted. Also elected to fill director seats in Michigan were John L. Skibski, with 980,402 shares voted, James D. MacPhee with 904,124 shares voted and Mark A. Hoppe, with 836,429 shares. Mr. MacPhee and Mr. Hoppe hold non-guaranteed seats which can be eliminated by the Federal Housing Finance Board in the event that the total number of shares held by members in the State of Michigan fall below certain statutory levels. The other candidates for election in Michigan were Mark D. Wahl with 552,194 shares voted and Bernard D. Williams with 415,534 shares voted. Incumbent directors, Michael H. Price and Ray D. Tooker, chose not to run for re-election.

Pursuant to regulations of the Federal Housing Finance Board, the members of the Bank elect directors by state to the Board from nominees who must be a director or officer of a member located in the particular state. The nominations are also made by the member institutions and not by management of the Bank. Director elections are held by direct ballot and not by proxy or at a shareholder meeting, and must be certified by the Board of Directors after all of the elected nominees certify that they are eligible to serve as a director in accordance with the regulations of the Finance Board.

Item 9.01.	Financial Statements and Exhibits

A copy of the letter to shareholders announcing the results of the election is attached as Exhibit 99.1 to this report.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2007

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ JONATHAN R. WEST
Jonathan R. West
Corporate Secretary

By:	/s/ PAUL J. WEAVER
Paul J. Weaver
Senior Vice President – Chief Accounting Officer

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Letter to shareholders dated November 1, 2007

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